Cistera Networks’ Public Safety Solution Chosen for Statewide Deployment

NETech, Inc. Sale to a Midwestern State Totals $800,000

PLANO, Texas--(BUSINESS WIRE)--Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application platforms and engines for Internet Protocol (IP) Communications, today announced a sale to a state in the Midwest initially totaling $800,000, that was completed in cooperation with Gold Reseller Partner NETech, Inc. Cistera’s Event Alerting and Notification and Quality Assurance and Compliance Solutions will extend the state’s Cisco Unified Communications deployment by enhancing the state’s ability to integrate and coordinate multiple agencies through the use of the broadcasting, notification and recording capabilities of the Cistera ConvergenceServer™.

“We are very pleased to be selected by this state’s decision-makers as part of its comprehensive IP communications environment, and we are confident that we will deliver a solution that will serve the state’s needs today and will scale as required for future growth,” said Derek Downs, president and CEO of Cistera Networks.

Cistera ConvergenceServers will be deployed to support five primary sites and 87 remote locations ensuring full rollover redundancy in an emergency. Cistera’s RapidBroadcast™ will provide the ability to utilize IP phones to instantly transmit text, voice or pre-recorded broadcasts throughout the system. Broadcasts can be targeted to geographic or personnel groups, or sent to the entire system. Recording capabilities will enhance day-to-day business and also provide important data in an emergency. Cistera’s CallCenterRecord™ provides continuous call recording for selected lines and QuickRecord™ supplies on-demand recording capabilities for all 3400 end-users in the system. The ability to capture important or threatening phone calls enhances security and provides an audio record that can be helpful in resolving disputes or assisting law enforcement.

“Early on, Cistera identified the value proposition of a single platform to deliver features and functionality for IP Communications deployments. Over the last few years, we have concentrated our financial and personnel resources on delivering the industry’s most robust and scalable solution. We view this order as further validation of our approach and evidence of the growing market acceptance of our products,” Downs continued. “Our pipeline has grown significantly over the last two quarters, and we have a number of large opportunities such as this one from clients in several vertical markets including education, healthcare, and the public sector.”

About NETech, Inc.

NETech was established in 1996 with a goal of being the leading provider of IP Based integration services in the Midwest. From meager beginnings with a small office in Grand Rapids and five employees, NETech has expanded to six offices in Michigan, Indiana and Ohio with over 100 employees. Its success is built upon the best customer support and is simply determined by its ability to meet technological needs in an ever-changing industry. NETech’s customer satisfaction is unparalleled and displayed through customer loyalty.

NETech has designed and installed thousands of IP-based networks for clients across the United States. Its experience, references and qualifications are unmatched in the industry. For more information, please visit www.netechcorp.com

About Cistera Networks, Inc.

Cistera Networks is a leading provider of enterprise communications platforms and services. The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user. Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments. Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry. It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations. For more information, please see www.cistera.com

Contacts

Cistera Networks
Kathy Lane, 760-771-2236
klane@cistera.com